Exhibit 14.1

ALBIREO PHARMA, INC.

CORPORATE CODE OF CONDUCT AND ETHICS

AND WHISTLEBLOWER POLICY

Effective October 25, 2016

Last updated August 12, 2020

INTRODUCTION

Albireo Pharma, Inc. (“we” or the “Company” and, together with our direct and indirect subsidiaries, “Albireo”) has adopted this Corporate Code of Conduct and Ethics and Whistleblower Policy (the “Code”) to provide our associates, as defined below, with a clear understanding of the principles of business conduct and ethics that are expected of them and to aid them in making decisions when conducting Albireo’s business and performing day-to-day duties. The standards set forth in the Code apply to us all. Each associate of the company must acknowledge his or her review of, and agree to comply with, the Code as a condition of his or her relationship with Albireo (see Appendix A attached hereto). The term “us” or “associate” as used throughout the Code means (i) every full and part-time employee of Albireo, (ii) all members of the Company’s senior management, including the Chief Executive Officer and Chief Financial Officer, and (iii) every member of the Company’s Board of Directors (the“Board”), even if such member is not employed by the Company. The term “you” means any associate.

REPORTING VIOLATIONS UNDER THE CODE; ANTI-RETALIATION PLEDGE

It is the responsibility of each of us to conduct ourselves in an ethical business manner and also to ensure that others do the same. If any one of us violates these standards, he or she can expect a disciplinary response, up to and including termination of employment or other relationship with Albireo or, potentially, legal action. If you are aware of any breach of the Code, you are obligated to report violations to the Corporate Compliance Officer, to the chairperson of the Audit Committee of the Board (the “Audit Committee”) or to the anonymous Whistleblower Compliance Hotline that the Company has engaged to receive such reports (the “Hotline”), as described in more detail below.

The Code contains a clear anti-retaliation pledge, meaning that if you in good faith report a violation of the Code by any associate, or by Albireo or agents acting on its behalf, to the Hotline, the Corporate Compliance Officer or the chairperson of the Audit Committee, you will not be fired, demoted, reprimanded or otherwise harmed for reporting the violation. Note however that, although you will not be disciplined for reporting a violation, you may be subject to discipline if you are involved in the underlying conduct or violation. You are entitled to make the report on a confidential and anonymous basis. To the extent an investigation must be initiated, the Company will endeavor to keep confidential any report you make, except to the extent disclosure is required by applicable law, regulation or court order or is necessary to permit a complete investigation of such report.

COMPLYING WITH THE CODE

The ultimate responsibility for maintaining the Code rests with each of us. As individuals of personal integrity, we can do no less than to behave in a way that will continue to bring credit to ourselves and our company. Applying these standards to our business lives is an extension of the values by which we are known as individuals and by which we want to be known as a company. To that end, the Company has made the Code publicly available on its website. It is our responsibility to conduct ourselves in an ethical business manner and also to ensure that others do the same. If any one of us violates these standards, he or she can expect a disciplinary response, up to and including termination of employment or other relationship with Albireo or, potentially, legal action.

While it is impossible for this Code to address specifically every situation that may arise, the principles embodied in the Code should govern our conduct at all times. If you are confronted with a situation not covered by the Code, or have questions regarding any matter that is specifically addressed in the Code, you are urged to consult with the Corporate Compliance Officer or another member of senior management of the Company. Furthermore, the policies set forth in this Code are in addition to other Albireo policies that associates must comply with, including those set forth in any Employee Handbook in effect from time to time or in any other policy referenced in the Code.

The provisions of the Code regarding the actions the Company will take are guidelines which the Company intends to follow. There may be circumstances, however, that in the Company’s judgment require different measures or actions and, in such cases, the Company may act accordingly while still seeking to remain consistent with the principles embodied in the Code.

In the case of any inconsistency between the provisions set out in this Code and the rules contained in any mandatory text, laws or interpretive case law applicable to Albireo or associates, such mandatory text, laws or interpretive case law controls. In no instance should this Code be interpreted as modifying, amending or otherwise changing any legal text or precedent that applies to Albireo or associates.

I.          WHISTLEBLOWER POLICY

A. Obligation to Report Violations or Suspected Violations

Any associate having any information or knowledge regarding the existence of any violation or suspected violation of the Code has a duty to report the violation or suspected violation to the Hotline (the contact details for which are below), the Corporate Compliance Officer or the chairperson of the Audit Committee. Associates are also encouraged to raise any issues or concerns regarding Albireo’s business or operations. Failure to report a suspected or actual violation is itself a violation of the Code and may subject the associate to disciplinary action, up to and including termination of employment or other relationship with Albireo or, potentially, legal action. Reports may be made on a completely confidential and anonymous basis. To the extent any investigation is necessitated by a report, the Company will endeavor to keep the proceedings and the identity of the reporting associate confidential, except to the extent disclosure is required by law, regulation or court order or is necessary to permit a complete investigation of such report.

Individuals should consider leaving, but are not required to leave, their name or a contact number when submitting a report. Such information may facilitate a more thorough and efficient investigation. The Corporate Compliance Officer will strive to maintain the integrity and confidentiality of all compliance-related communications. However, in certain circumstances, the identity of the person reporting the issue may become known or may need to be revealed, particularly if federal or state enforcement authorities become involved in the investigation. The Company cannot guarantee confidentiality, particularly when material evidence of a violation of the law is disclosed or if the person is identified during the normal course of an investigation.

B. Whistleblower Compliance Hotline for Confidential and Anonymous Reporting

If you are aware of any breach of the Code, you are obligated to report violations to the

Hotline, to the Corporate Compliance Officer or to the chairperson of the Audit Committee. The Hotline is operated by a third party service provider, which the Company has engaged to receive such reports, the contact details for which are below. You may make such reports on a completely anonymous and confidential basis by contacting the Hotline. Associates may report to the Hotline any concerns he or she may have with respect to Albireo, including, but not limited to, concerns with Albireo’s business or operations, suspected violations of the Code, securities or antifraud laws, accounting issues, any law relating to fraud against stockholders, or any other issue concerning Albireo or such associate’s employment or other relationship with Albireo.

Reports made to the Hotline will, in turn, be provided directly to the Corporate Compliance Officer and the Audit Committee on an anonymous (to the extent the report was made anonymously) and confidential basis. The Hotline may be reached 24 hours a day, 7 days a week at the following toll-free number and internet address:

Contact Information for the Whistleblower Compliance Hotline:

Toll-Free Telephone Number	1-866-654-1548 (US)
Compliance Hotline Internet Address	https://www.openboard.info/albo/index.cfm

C. Anti-Retaliation Pledge

Any associate who in good faith (a) reports a suspected violation under the Code by any associate, or by Albireo or its agents acting on its behalf, or (b) raises issues or concerns regarding Albireo’s business or operations, in either case to the Hotline, to the Corporate Compliance Officer or to the chairperson of the Audit Committee, may not be fired, demoted, reprimanded or otherwise harmed for, or because of, the reporting of the suspected violation, issue or concern, regardless of whether the suspected violation, issue or concern involves the associate, his or her supervisor or senior management of the Company.

In addition, any associate who in good faith reports a suspected violation under the Code that he or she reasonably believes constitutes a violation of a federal statute by Albireo, or its agents acting on its behalf, to a federal regulatory or law enforcement agency may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of his or her employment for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the associate, his or her manager or senior management of the Company.

II.        IMPLEMENTATION OF THE CODE

The following questions and answers address the Company’s implementation of the Code. The Company has attempted to design procedures that promote confidentiality, anonymity and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code. In addition, each associate shall be required from time to time to sign the Associate’s Agreement to Comply with the Code in substantially the form attached as Appendix A hereto.

Q:      Who is responsible for administering, updating and enforcing the Code?

A:        The Board has appointed a Corporate Compliance Officer to administer, update and enforce the Code.

Q:        How can I contact the Corporate Compliance Officer?

A:        The name, phone number and email address of the initial Corporate Compliance Officer are listed below.

Natasha Thoren Chief Compliance Officer	***********	******************************

The Corporate Compliance Officer may change from time to time. You are encouraged to consult the copy of the Code that is included on the Company’s website to obtain the most current information.

III.       GENERAL REQUIREMENTS

Each of us is expected to be honest, fair, and accountable in all business dealings and obligations, and to ensure:

•         the ethical handling of conflicts of interest between personal and professional relationships;

•         full, fair, accurate, timely and understandable disclosure in the reports required to be filed by the Company with the Securities and Exchange Commission (the

“SEC”) and in other public communications made by Albireo; and

•         compliance with applicable governmental laws, rules and regulations.

IV.       CONFLICTS OF INTEREST

Associates should avoid any situation that may involve, or even appear to involve, a conflict between their personal interests and the interests of Albireo. In dealings with current or potential customers, suppliers, contractors, and competitors, each associate should act in the best interests of Albireo to the exclusion of personal advantage. Immediate family members of associates, executive officers and directors are also covered in certain circumstances. For purposes of this section, an “immediate family member” in respect of any person means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such person, and any person (other than a tenant or employee) sharing the household of such person.

Associates and, in certain circumstances, their immediate family members, are prohibited from any of the following activities which could represent an actual or perceived conflict of interest:

•         No associate or immediate family member of an associate shall have a financial interest in, or significant obligation to, any outside enterprise which does or seeks to do business with Albireo or which is an actual or potential competitor of Albireo, without prior approval of the Corporate Compliance Officer and the Company’s Chief Executive Officer or, in the case of executive officers or members of the Board, without prior approval of the Board or a committee thereof; provided however, that this provision shall not prevent any associate from investing in any mutual fund or owning up to 1% of the outstanding stock of any publicly traded company.

•         No associate shall conduct business on Albireo’s behalf with an outside enterprise which does or seeks to do business with Albireo if an immediate family member of such associate is a principal or officer of such enterprise, or an employee of such enterprise who will play a significant role in the business done or to be done between Albireo and such enterprise, without prior approval of the Corporate Compliance Officer and the Company’s Chief Executive Officer or, in the case of executive officers or members of the Board, without prior approval of the Board or a committee thereof.

•         No executive officer of the Company or employee of Albireo, or immediate family member of an executive officer of the Company or employee of Albireo, shall serve as a director, officer or in any other management or consulting capacity of any actual competitor of Albireo.

•         No director or immediate family member of a director shall serve as a director, officer or in any other management or consulting capacity of any actual competitor of Albireo, without prior approval of the Board or a committee thereof.

•         No associate shall use any Albireo property or information or his or her position at Albireo for his or her personal gain.

•         No associate shall engage in activities that are directly competitive with those in which Albireo is engaged.

•         No associate shall divert a business opportunity from Albireo to his or her own benefit. If an associate becomes aware of an opportunity to acquire or profit from a business opportunity or investment in which Albireo is or may become involved or has or may have an existing interest, the associate should disclose the relevant facts to the Corporate Compliance Officer. The associate may proceed to take advantage of such opportunity only if Albireo is unwilling or unable to take advantage of such opportunity as notified in writing by the Corporate Compliance Officer.

•         No associate or immediate family member of an associate shall receive any loan or advance from Albireo or be the beneficiary of a guarantee by Albireo of a loan or advance from a third party, except for customary advances or corporate credit in the ordinary course of business or approved by the Corporate Compliance Officer and the Company’s Chief Executive Officer. Please see Section V.E. below, “Corporate Advances,” for more information on permitted corporate advances.

In addition, the Audit Committee will review and approve, in advance, all related-person transactions, as required by the SEC, The Nasdaq Stock Market or any other regulatory body to which the Company is subject from time to time.

Each associate should make prompt and full disclosure in writing to the Corporate Compliance Officer of any situation that may involve a conflict of interest. Failure to disclose any actual or perceived conflict of interest is a violation of the Code.

V.        PROTECTION AND PROPER USE OF COMPANY ASSETS

Proper protection and use of Albireo assets and assets entrusted to it by others, including proprietary information, is a fundamental responsibility of each associate of Albireo. Associates must comply with security programs to safeguard such assets against unauthorized use or removal, as well as against loss by criminal act or breach of trust. The provisions hereof relating to protection of Albireo’s property also apply to property of others entrusted to it (including proprietary and confidential information).

A. Proper Use of Albireo Property

The removal from Albireo’s facilities of Albireo’s property is prohibited, unless authorized by Albireo. This applies to furnishings, equipment, and supplies, as well as property created or obtained by Albireo for its exclusive use – such as vendor lists, files, personnel information, reference materials and reports, computer software, data processing programs and data bases. Neither originals nor copies of these materials may be removed from Albireo’s premises or used for purposes other than Albireo’s business without prior written authorization from the Corporate Compliance Officer and the Company’s Chief Executive Officer.

Albireo’s products, product candidates and services are its property; contributions made by any associate to their development and implementation are Albireo’s property and remain Albireo’s property even if the associate’s employment or other relationship with Albireo terminates.

Each associate has an obligation to use the time for which he or she receives compensation from Albireo productively. Work hours should be devoted to activities directly related to Albireo’s business.

B. Confidential Information

Albireo provides its associates with confidential information relating to Albireo and its business with the understanding that such information is to be held in confidence and not communicated to anyone who is not authorized to see it, except as may be required by law. The types of information that each associate must safeguard include, by way of example only, to the extent unannounced or otherwise nonpublic, Albireo’s plans and business strategy; inventions, discoveries, clinical and nonclinical data, results, protocols or other information; products; product candidates; intellectual property, regulatory, corporate partnering or M&A information, developments, prospects or communications; contracts; sales data; significant projects; customer and supplier lists; trade secrets; manufacturing techniques and sensitive financial information, in each case whether in electronic or paper format. These are costly, valuable resources developed for the exclusive benefit of Albireo. No associate shall disclose Albireo’s confidential information to an unauthorized third party or use Albireo’s confidential information for his or her own personal benefit.

C. Accurate Records and Reporting

Under law, the Company is required to keep books, records and accounts that accurately and fairly reflect all Albireo transactions, dispositions of assets and other events that are the subject of specific regulatory record keeping requirements, including generally accepted accounting principles and other applicable rules, regulations and criteria for preparing financial statements and for preparing periodic reports filed with the SEC. All Albireo reports, accounting records, sales reports, expense accounts, invoices, purchase orders, and other documents must accurately and clearly represent the relevant facts and the true nature of transactions. Reports and other documents should state all material facts of a transaction and not omit any information that would be important in interpreting such report or document. Under no circumstance shall there be any unrecorded liability or fund of Albireo, regardless of the purposes for which the liability or fund may have been intended, or any improper or inaccurate entry knowingly made on the books or records of Albireo. No payment on behalf of Albireo may be approved or made with the intention, understanding or awareness that any part of the payment is to be used for any purpose other than that described by the documentation supporting the payment. In addition, intentional accounting misclassifications (e.g., expense versus capital) and intentional improper acceleration or deferral of expenses or revenues are unacceptable reporting practices that are expressly prohibited.

The Company has or will develop and maintain (a) a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management’s authorization, are properly recorded and posted and are in compliance with regulatory requirements and (b) disclosure controls and procedures to ensure that all of the information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms.

Associates are expected to be familiar with, and to adhere strictly to, these internal controls and disclosure controls and procedures, in each case to the extent applicable to their roles at Albireo. For clarity, responsibility for compliance with these internal controls and disclosure controls and procedures rests not solely with Albireo’s accounting personnel, but with all associates involved in approving transactions, supplying documentation for transactions, and recording, processing, summarizing and reporting of transactions and other information required by periodic reports filed with the SEC. Because the integrity of the Company’s external reports to stockholders and the SEC depends on the integrity of Albireo’s internal reports and recordkeeping, all associates must adhere to the highest standards of care with respect to our internal records and reporting. The Company is committed to full, fair, accurate, timely, and understandable disclosure in its periodic reports required to be filed with the SEC. Any associate who believes Albireo’s books and records are not in accord with these requirements should immediately report the matter to the Hotline, the Corporate Compliance Officer or the chairperson of the Audit Committee.

D. Document Retention

Numerous federal and state statutes require the proper retention of many categories of records and documents that are commonly maintained by companies. In consideration of those legal requirements and Albireo’s business needs, all associates must maintain records in accordance with these laws and any records retention policy that Albireo may adopt from time to time.

Any record, in paper or electronic format, relevant to a threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit may not be discarded, concealed, falsified, altered or otherwise made unavailable after the associate in possession of such record has become aware of the existence of such threatened, anticipated or actual internal or external inquiry, investigation, matter or lawsuit.

When in doubt regarding retention of any record, do not discard or alter the record in question and seek guidance from the Corporate Compliance Officer.

E. Corporate Advances

Under law, Albireo may not loan money to associates except in limited circumstances. It shall be a violation of the Code for any associate to advance Albireo funds to any other associate or to himself or herself except for usual and customary business advances for legitimate corporate purposes that are approved by a manager or pursuant to any corporate credit card for usual and customary, legitimate business purposes. It is Albireo’s policy that any advance to an associate over $5,000 be approved in advance by the Corporate Compliance Officer and the Company’s Chief Executive Officer.

Any Albireo credit cards are to be used only for authorized, legitimate business purposes. An associate will be responsible for any unauthorized charges to an Albireo credit card.

VI.       FAIR DEALING WITH CUSTOMERS, SUPPLIERS, COMPETITORS AND

ASSOCIATES

Albireo does not seek to gain any advantage through the improper use of favors or other inducements. Good judgment and moderation must be exercised to avoid misinterpretation and adverse effect on the reputation of Albireo or associates. Offering, giving, soliciting or receiving any form of bribe to or from a vendor, service provider, supplier, regulatory official, physician, clinical investigator, investigative site or the like to influence its conduct is strictly prohibited.

A. Giving Gifts

Cash or cash-equivalent gifts must not be given by any associate to any person or enterprise. Gifts, favors and entertainment may be given to non-governmental employees if what is given:

•          is consistent with customary business practice;

•          is not excessive in value and cannot be construed as a bribe or pay-off;

•          is not in violation of applicable law or ethical standards; and

•          will not embarrass Albireo or any associate if publicly disclosed.

See also subsection E below for considerations relating to gifts to foreign officials and Section VII.B below for considerations relating to gifts to government employees.

B. Receiving Gifts

Gifts, favors, entertainment or other inducements may not be accepted by associates or members of their immediate families from any person or organization that does or seeks to do business with, or is a competitor of, Albireo, except as common courtesies usually associated with customary business practices. If the gift is of more than token value, the Corporate Compliance

Officer and the Company’s Chief Executive Officer must approve its acceptance.

An especially strict standard applies when suppliers, physicians, clinical investigators or investigative sites are involved. If a gift unduly influences or makes an associate feel obligated to “pay back” the other party with business, receipt of the gift is unacceptable.

It is never acceptable to accept a gift in cash or cash equivalent. Even cash gifts of token value must be declined and returned to the sender.

C. Unfair Competition

Although the free enterprise system is based upon competition, rules have been imposed providing what can and what cannot be done in a competitive environment. The following practices can lead to liability for “unfair competition” and should be avoided. They are violations of the Code.

Disparagement of Competitors. It is not illegal to point out weaknesses in a competitor’s product, product candidate, service or operation; however, associates may not spread false rumors about competitors or make misrepresentations about their businesses. For example, an associate may not pass on anecdotal or unverified stories about a competitor’s product, product candidate, service or operation as the absolute truth.

Disrupting a Competitor’s Business. This includes bribing a competitor’s employees, posing as prospective customers or using deceptive practices such as enticing away employees in order to obtain secrets or destroy a competitor’s organization.

Misrepresentations of Price and Product. Lies or misrepresentations about the nature, quality or character of any Albireo product, product candidate or service are both illegal and contrary to Company policy.

D. Antitrust Concerns

Federal and state antitrust laws are intended to preserve the free enterprise system by ensuring that competition is the primary regulator of the economy. Every corporate decision that involves customers, competitors, and business planning with respect to output, sales and pricing raises antitrust issues. Compliance with the antitrust laws is in the public interest, in the interest of the business community at large, and in Albireo’s interest.

Failing to recognize antitrust risk is costly. Antitrust litigation can be very expensive and time consuming. Moreover, violations of the antitrust laws can, among other things, subject you and Albireo to the imposition of injunctions, treble damages and heavy fines. Criminal penalties may also be imposed, and individual associates can receive heavy fines or even be imprisoned. For this reason, antitrust compliance should be taken seriously at all levels within Albireo.

A primary focus of antitrust laws is on dealings between competitors. In all interactions with actual or potential competitors, associates must follow these rules:

•          Never agree with a competitor or a group of competitors to charge the same prices or to use the same pricing methods, to allocate services, customers, private or governmental payor contracts or on any other improper basis, to boycott or refuse to do business with a provider, vendor, payor or any other third party, or to refrain from the sale or marketing of, or limit the supply of, particular products or services.

•          Never discuss past, present, or future prices, pricing policies, bundling, discounts or allowances, royalties, terms or conditions of sale, costs, choice of customers, territorial markets, production quotas, allocation of customers or territories, or bidding on a job with a competitor.

•          Be careful of your conduct. An “agreement” that violates the antitrust laws may be not only a written or oral agreement, but also a “gentlemen’s agreement” or a tacit understanding. Such an “agreement” need not be in writing. It can be inferred from conduct, discussions or communications of any sort with a representative of a competitor.

•          Make every output- and sales-related decision (pricing, volume, etc.) independently, in light of costs and market conditions and competitive prices.

•          Carefully monitor trade association activity. These forums frequently create an opportunity for competitors to engage in antitrust violations.

Another focus of antitrust law is how a company deals with customers, suppliers, contractors and other third parties. The following practices could raise issues, and associates should always consult with the Corporate Compliance Officer before doing any of the following:

•          refusing to sell to any customer or prospective customer;

•          conditioning a sale on the customer’s purchasing another product or service, or on not purchasing the product of a competitor;

•          agreeing with a customer on a minimum or maximum resale price of our products;

•          requiring a supplier to purchase products from Albireo as a condition of purchasing products from that supplier;

•          entering into an exclusive dealing arrangement with a supplier or customer; or

•          offering different prices, terms, services or allowances to different customers who compete or whose customers compete in the distribution of commodities.

Finally, always immediately inform the Corporate Compliance Officer if local, state or federal law enforcement officials request information from Albireo concerning its operations.

E. Unfair Practices in International Business

Under the Foreign Corrupt Practices Act (“FCPA”), associates are prohibited from making certain gifts to foreign officials. “Foreign officials” include not only persons acting in an official capacity on behalf of a foreign government (which may include government-owned hospitals or institutions), agency, department or instrumentality, but also representatives of international organizations, foreign political parties and candidates for foreign public office. The gift is “corrupt” under the FCPA if it is made for the purpose of:

•           influencing any act or decision of a foreign official in his official capacity;

•           inducing a foreign official to do or omit to do any act in violation of his lawful duty;

•           inducing a foreign official to use his position to affect any decision of the government; or

•           inducing a foreign official to secure any “improper advantage.”

A gift is still “corrupt” even when paid through an intermediary. Any associate who has any questions whatsoever as to whether a particular gift might be “corrupt” under the FCPA, please contact the Corporate Compliance Officer.

VII.     GOVERNMENT RELATIONS

Associates must adhere to the highest standards of ethical conduct in all relationships with government employees and must not improperly attempt to influence the actions of any public official.

A. Government Procurement and Funding

The U.S. government, governments of other countries and many state, regional and local governments have adopted comprehensive laws and regulations governing the purchase of products from private contractors or the provision of funds to the private sector for research and development. These laws and regulations are intended to assure that governmental entities receive pricing, terms, and conditions equivalent to those granted to Albireo’s most favored commercial counterparties and that there is full and open competition in contracting.

When selling products or services to, or seeking funding from, government agencies, Albireo is accountable for complying with all applicable laws, regulations and other requirements. Certifications to, and contracts with, government agencies are to be signed by an associate authorized by the Board to sign such documents, based upon knowledge that all requirements have been fully satisfied.

B. Payments to Officials

Payments or gifts shall not be made directly or indirectly to any government official or other government associate if the gift or payment is illegal under the laws of the country having jurisdiction over the transaction, or if it is for the purpose of influencing or inducing the recipient to do, or omit to do, any act in violation of his or her lawful duty. Under no circumstances should gifts be given to any government employees.

C. Political Contributions

Albireo funds, property or services may not be contributed to any political party or committee, or to any candidate for or holder of any office of any government. This policy does not preclude, where lawful, company expenditures to support or oppose public referendum or separate ballot issues, or, where lawful and when reviewed and approved in advance by the Corporate Compliance Officer and the Company’s Chief Executive Officer, the formation and operation of a political action committee.

VIII. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

A. Insider Trading Policy

The Company expressly forbids any associate from trading on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every associate and extends to activities both within and outside their duties to Albireo, including trading for a personal account.

The concept of who is an “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purpose. A temporary insider can include, among others, a company’s investment advisors, agents, attorneys, accountants and lending institutions, as well as the employees of such organizations. One may also become a temporary insider of another company with which Albireo has a contractual or other relationship.

Trading while aware of inside information is not a basis for liability unless the information is material. Generally, this is information that a reasonable investor would consider important in making his or her investment decisions or information that is likely to have a significant effect on the price of a company’s securities.

Information is nonpublic until it has been effectively communicated to the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information found in a report filed with the SEC or appearing in a national newspaper would be considered public.

Each associate should be familiar with and abide by Albireo’s Insider Trading Policy. A copy of this policy is given to all new associates and is available from the Corporate Compliance

Officer.

B. Equal Employment Opportunity

The Company makes employment-related decisions without regard to a person’s race, color, religious creed, age, sex, sexual orientation, marital status, national origin, ancestry or any other legally protected status. “Employment decisions” generally mean decisions relating to hiring, recruiting, training, promotions and compensation, but the term may encompass other employment actions as well.

Albireo encourages its associates to bring any problem, complaint or concern regarding any alleged employment discrimination to the attention of the Corporate Compliance Officer. Associates who have concerns regarding conduct they believe is discriminatory should also feel free to make a report to the Hotline, to the Corporate Compliance Officer or to the chairperson of the Audit Committee.

C. Sexual Harassment Policy

Albireo is committed to maintaining a collegial work environment in which all individuals are treated with respect and dignity and which is free of sexual harassment. In keeping with this commitment, Albireo will not tolerate sexual harassment of associates by anyone, including any manager, coworker, director, consultant, vendor, supplier or customer, whether in the workplace, at assignments outside the workplace, at Albireo-sponsored social functions or elsewhere.

D. Health, Safety & Environment Laws

Health, safety, and environmental responsibilities are fundamental to Albireo’s values. Associates are responsible for ensuring that Albireo complies with all provisions of the health, safety, and environmental laws of each country in which Albireo has operations.

The penalties that can be imposed against Albireo and associates for failure to comply with health, safety, and environmental laws can be substantial and include imprisonment and fines.

E. Health Care Regulations

The Company is committed to full compliance with federal and state laws, including laws prohibiting health care fraud and abuse such as the federal and state anti-kickback laws, the physician self-referral law commonly known as the Stark law and the federal and state false claims laws.

The federal antikickback statute prohibits the knowing and willful payment of remuneration to a physician, hospital or other source with the intent to induce the physician, hospital or other source to refer patients or order or recommend any items or services paid for by any federal health care program. There are certain “safe harbor” exceptions to this statute; however, their application is complicated. A violation of the federal anti-kickback statute can result in severe penalties, including criminal conviction, fines and exclusion from Medicare and

Medicaid programs. Many other jurisdictions, including many states, have similar anti-kickback laws governing items or services payable under government programs or by private insurance companies.

A federal statute similar to the federal anti-kickback statute is the Stark Law. The Stark Law prohibits physicians who have certain financial relationships with health care entities from ordering designated health services for their patients from such entities. Certain safe harbor provisions exist, but are complicated in their application. A violation of the Stark Law can result in denial of payment and civil monetary penalties.

Federal and state false claims laws prohibit knowing and willful false statements or representations made in connection with a claim submitted for reimbursement to health care programs such as Medicare and Medicaid. Claims that (i) provide misleading or incomplete information to customers regarding health care products or services, (ii) fail to include proper documentation or show a failure to obtain proper diagnosis information and (iii) bill for services not rendered, coded improperly or otherwise not rendered in the manner required, have resulted in penalties to providers under false claims statues. A violation of a false claims statute can result in severe consequences including civil penalties and criminal conviction.

As the application of federal and state anti-kickback and false claims laws is very complicated and nuanced, it is imperative that an associate with questions about the application of these laws contact the Corporate Compliance Officer for guidance in advance of taking any action where any such law may be applicable.

IX.       QUESTIONS UNDER THE CODE AND WAIVER PROCEDURES

Each associate is encouraged to consult with the Corporate Compliance Officer about any uncertainty or questions he or she may have about the Code.

If any situation should arise where a course of action would likely result in a violation of the Code but for which you think a valid reason for the course of action exists, you should contact the Corporate Compliance Officer to obtain a waiver prior to the time the action is taken. You should never pursue a course of action that is unclear under the Code without first consulting the Corporate Compliance Officer and, if necessary, obtaining a waiver from the Code. Except as noted below, the Corporate Compliance Officer will review all the facts surrounding the proposed course of action, consult with the Company’s Chief Executive Officer and determine whether a waiver from any policy in the Code should be granted.

Waiver Procedures for Executive Officers and Directors. Waiver requests by an executive officer or member of the Board shall be referred by the Corporate Compliance Officer to the Board or a committee thereof for consideration. If either (i) a majority of the independent directors on the Board or (ii) a committee comprised solely of independent directors agrees that the waiver should be granted, it will be granted and, to the extent required by the rules of the SEC or The Nasdaq Stock Market, disclosed publicly. If the Board denies the request for a waiver, the waiver will not be granted and the associate shall not pursue the intended course of action.

Waivers from the Code will be granted only in limited and extraordinary circumstances.

X.        FREQUENTLY ASKED QUESTIONS AND ANSWERS (FAQ’s) REGARDING REPORTING VIOLATIONS UNDER THE CODE, WHISTLEBLOWER POLICY

AND HOTLINE

The following questions and answers address each associate’s obligation to comply with the Code. The Company has attempted to design procedures that promote confidentiality and, most importantly, freedom from the fear of retaliation for complying with and reporting violations under the Code.

Q:        Do I have a duty to report violations under the Code?

A:        Yes, participation in the Code is mandatory. You must immediately report any violation or suspected violation of the Code to the Hotline, the Corporate Compliance Officer or to the chairperson of the Audit Committee. The Company will endeavor to keep reports confidential, except to the extent disclosure is required by law, regulation or court order or is necessary to permit a complete investigation of such report. Failure to report violations or suspected violations is itself a violation of the Code and may subject you to disciplinary action, up to and including termination of employment or other relationship with Albireo or, potentially, legal action.

Q:        I’m afraid of being fired for raising questions or reporting violations under the Code. Will I be risking my job if I do?

A:        The Code contains a clear anti-retaliation pledge, meaning that if you in good faith report a violation of the Code by any associate, or by Albireo or its agents acting on its behalf, to the Hotline, to the Corporate Compliance Officer or to the chairperson of the Audit Committee, you will not be fired, demoted, reprimanded or otherwise harmed for reporting the violation, even if the violation involves you, your manager, or senior management of the Company. Note however that, although you will not be disciplined for reporting a violation, you may be subject to discipline if you are involved in the underlying conduct or violation. You are entitled to make the report on a confidential and anonymous basis. To the extent an investigation must be initiated, the Company will endeavor to keep confidential any report you make, except to the extent disclosure is required by law, regulation or court order or is necessary to permit a complete investigation of such report.

In addition, if you in good faith report a suspected violation under the Code that you reasonably believe constitutes a violation of a federal statute by any associate, or by Albireo or its agents acting on its behalf, to a federal regulatory or law enforcement agency, you may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of your employment for reporting the suspected violation, regardless of whether the suspected violation involves you, your manager or senior management of the Company.

Individuals should consider leaving, but are not required to leave, their name or a contact number when submitting a report. Such information may facilitate a more thorough and efficient investigation. The Corporate Compliance Officer will strive to maintain the integrity and confidentiality of all compliance-related communications. However, in certain circumstances, the identity of the person reporting the issue may become known or may need to be revealed, particularly if federal or state enforcement authorities become involved in the investigation. The Company cannot guarantee confidentiality when material evidence of a violation of the law is disclosed.

Nothing in the Code prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Corporate Compliance Officer or any other party to make any such reports or disclosures and you are not required to notify Albireo that you have made such reports or disclosures.

Q:        How are suspected violations investigated under the Code?

A:        When a suspected violation is reported to the Hotline, the Corporate Compliance Officer (or his or her delegate) will gather information about the allegation by interviewing the associate reporting the suspected violation, the associate who is accused of the violation or any co-workers or associates of the accused associates to determine if a factual basis for the allegation exists. The reporting associate’s immediate manager will not be involved in the investigation if the reported violation involved that manager. The Company will endeavor to keep the identity of the reporting associate confidential, except to the extent disclosure is required by law, regulation or court order or is necessary to permit a complete investigation of such report.

If the report is not substantiated, the reporting associate will be informed and at that time will be asked for any additional information not previously communicated. If there is no additional information, the Corporate Compliance Officer will close the matter as unsubstantiated.

If the allegation is substantiated, the Corporate Compliance Officer and the Company’s Chief Executive Officer will make a judgment as to the degree of severity of the violation and the appropriate disciplinary response. In more severe cases, the Corporate Compliance Officer will refer the matter to the Board. The Board’s decision as to disciplinary and corrective action will be final. In the case of less severe violations, the Corporate Compliance Officer may refer the violation to the individual’s manager for appropriate disciplinary action.

The Corporate Compliance Officer shall provide a summary of all matters considered under the Code to the Board or a committee thereof at each regular meeting thereof, or sooner if warranted.

Q:        Do I have to participate in any investigation under the Code?

A:        Your full cooperation with any pending investigation under the Code is a condition of your continued employment or other relationship with Albireo. The refusal to cooperate fully with any investigation is a violation of the Code and grounds for discipline, up to and including termination.

Q:        What are the consequences of violating the Code?

A:        As explained above, associates who violate the Code may be subject to discipline, up to and including termination of employment or other relationship with Albireo or, potentially, legal action. Associates who violate the Code may simultaneously violate federal, state, local or foreign laws, regulations or policies. Such associates may be subject to prosecution, imprisonment and fines, and may be required to make reimbursement to Albireo, the government or any other person for losses resulting from the violation. They may be subject to punitive or treble damages depending on the severity of the violation and applicable law.

Q: What if I have questions under the Code or want to obtain a waiver under any provision of the Code?

A:        The Corporate Compliance Officer can help answer questions you may have under the Code. In addition, Section IX of the Code provides information on how you may obtain a waiver from the Code. Waivers will be granted only in very limited circumstances. You should never pursue a course of action that is unclear under the Code without first consulting the Corporate Compliance Officer and, if necessary, obtaining a waiver from the Code.

APPENDIX A

ASSOCIATE’S AGREEMENT TO COMPLY

I have read the Albireo Pharma, Inc. Corporate Code of Conduct and Ethics and Whistleblower Policy (the “Code”). I have obtained an interpretation of any provision about which I had a question. I agree to abide by the provisions of the Code. Based on my review, I acknowledge that

_____	To the best of my knowledge, I am not in violation of, or aware of any violation by others of, any provision contained in the Code;
OR
_____	I have made a full disclosure on the reverse side of this acknowledgement of the facts regarding any possible violation of the provisions set forth in the Code.

In addition, I understand that I am required to report any violation or suspected violation of the Code and that I may make such reports on a fully anonymous basis through the mechanisms described in this Code. I understand that I am required to cooperate fully with the Company in connection with the investigation of any suspected violation. I understand that my failure to comply with the Code or its procedures may result in disciplinary action, up to and including termination of employment or other relationship with Albireo or, potentially, legal action.

By:		Date:
Name (Please print):
Department/Location: